  SWIFT ENERGY COMPANY
N E W S

FOR IMMEDIATE RELEASE
COMPANY CONTACT
Scott A. Espenshade
Director of Corporate Development
   and Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY COMPLETES STRATEGIC REVIEW AND
EXECUTES AGREEMENTS TO SELL MAJOR PORTION OF NEW ZEALAND ASSETS

HOUSTON, December 19, 2007 – Swift Energy Company (NYSE: SFY) announced today that it has executed definitive agreements with certain subsidiaries of Origin Energy Limited (“Origin Energy”) to sell certain of Swift Energy’s New Zealand assets for a minimum of $87.8 million effective December 1, 2007, representing the major portion of the assets held. Additional agreements for the sale of the remainder of Swift Energy’s New Zealand assets are being negotiated and are anticipated to be in place in early 2008.

Terry Swift, Chairman and CEO, commented “After a thorough review of the opportunities open to Swift Energy in its domestic and foreign core operating areas, the Board of Directors and Swift Energy’s management have decided to exit our New Zealand operations.  We believe this decision, which will result in a non-cash book loss, is in the best interest of our shareholders moving forward, allowing Swift Energy to concentrate our human and financial resources domestically where we have developed significant opportunities in Louisiana and Texas.”

Assuming all transactions are completed, Swift Energy expects to realize total cash proceeds of between $100 and $110 million from its New Zealand asset disposition effort.  Upon closing of the transactions expected to take place in the first quarter of 2008, the sale of Swift Energy’s New Zealand assets is expected to result in a non-cash book write-down of approximately $115 to $125 million ($3.70 to $4.00 per diluted share).  The net proceeds from the sale will be used to reduce the outstanding amounts of Swift Energy’s borrowings under its bank line of credit, which currently has approximately $200 million outstanding.

Appropriate approvals and consents by numerous parties, including the New Zealand government are required prior to closing.  Under the agreement with Origin Energy, Swift Energy will also retain the right to certain non-operating future interests based on the occurrence of specific future events.  As part of the agreement, Origin Energy will be taking over the Swift Energy New Zealand office space leases in Wellington and New Plymouth and will be extending offers of employment to the current New Zealand staff.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves in the onshore and inland waters of Louisiana and Texas. Over the Company’s 28-year history, Swift Energy has shown long-term growth in its proved oil and gas reserves, production and

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cash flow through a disciplined program of acquisitions and drilling, while maintaining a strong financial position.

This material includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecasts, projections, or other statements other than statements of historical fact, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.

        16825 Northchase Drive, Suite 400 Houston, Texas 77060

        www.swiftenergy.com